Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Rexnord Corporation pertaining to the Rexnord Corporation 2006 Stock Option Plan (Form S-8 No. 333-180434), the Rexnord Corporation Performance Incentive Plan (Form S-8 Nos. 333-180450 and 333-212811) and the Rexnord LLC 401(k) Plan (Form S-8 No. 333-197444) of our reports dated May 17, 2017, with respect to the consolidated financial statements and schedule of Rexnord Corporation and the effectiveness of internal control over financial reporting of Rexnord Corporation included in this Annual Report (Form 10-K) of Rexnord Corporation for the year ended March 31, 2017.
/s/ ERNST & YOUNG LLP

Milwaukee, WI
May 17, 2017